Exhibit 99.1

November 13, 2006 – On May 16, 2006, Herbst Gaming, Inc. (the “Company”) entered into an agreement to acquire The Sands Regent in Reno, Nevada (the “Sands Acquisition”), in a transaction pursuant to which The Sands Regent’s shareholders will receive $15.00 per share in cash in a transaction valued at approximately $139 million (including equity and net debt).  The Sands Acquisition is anticipated to close in early January 2007.  On October 31, 2006, the Company also entered into a definitive agreement to purchase the Buffalo Bill’s, Primm Valley and Whiskey Pete’s hotel-casinos (collectively known as “Primm Valley Resorts”) located in Primm, Nevada from MGM MIRAGE for $400 million (the “Primm Acquisition”).  The Primm Acquisition is anticipated to close early in 2007.

The Company has  received a financing commitment from Lehman Brothers and Wachovia Bank for $875 million in Senior Secured Credit Facilities to finance the Sands Acquisition and the Primm Acquisition (collectively, the “Acquisitions”).  The Senior Secured Credit Facilities will consist of a revolving credit facility and a term loan facility, a portion of which will be available through a delayed draw component to fund the Primm Acquisition.  The proceeds from the Senior Secured Credit Facilities will also be used to refinance borrowings under the Company’s existing credit facilities, pay related fees and expenses in conjunction with the Acquisitions and provide for working capital and general corporate needs.

About Herbst Gaming, Inc.

Herbst Gaming, Inc. is an established slot route operator in Nevada with over 7,200 slot machines and owns and operates eight casinos in Nevada, Missouri and Iowa. Additional information is available in the “Investors Relations” section of the Company’s website at http://www.herbstgaming.com.

Forward Looking Statements.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in each of the Company’s public filings with the Securities and Exchange Commission.